Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

KORU Medical Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share, reserved for future issuance under the KORU Medical Systems, Inc. Non-Employee Director Compensation Plan	Rule 457(c) and Rule 457(h)	375,000	$2.45(2)	$918,750	$92.70 per $1,000,000	$85.17

Equity	Common Stock, par value $0.01 per share, reserved for future issuance as bonus under the Employment Agreement dated as of April 12, 2021 between the Company and Linda Tharby	Rule 457(c) and Rule 457(h)	125,000	$2.45(2)	$306,250	$92.70 per $1,000,000	$28.39

	Totals				$1,225,000		$113.56

__________

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $2.45 per share represents the average high and low sales prices of the Common Stock as quoted on the Nasdaq Capital Market on June 28, 2022.